EX-33.4
(logo) BNY MELLON
WEALTH MANAGEMENT



REPORT ON ASSESSMENT OF COMPLIANCE WITH SEC REGULATION AB SERVICING CRITERIA

Mellon Trust of New England, N.A. (the "Asserting Party") is responsible for assessing compliance as of December 31, 2007 and for the period from January 1, 2007 through December 31, 2007 (the "Reporting Period") with the servicing criteria set forth in Title 17, Section 229.1122(d) of the Code of Federal Regulations (the "CFR"), except for criteria 1122(d)(1)(i), 1122(d)(1)(iii), 1122(d)(2)(i) and (ii), 1122(d)(2)(vi)-(vii), 1122(d)(3)(i)-(iv),
1122(d)(4)(iv)-(v), 1122(d)(4)(ix)-(xiii), and 1122(d)(4)(xv), which the
Asserting Party has concluded are not applicable to the activities it performs with respect to the asset-backed securities transactions covered by this report (such criteria, after giving effect to the exceptions identified above, the "Applicable Servicing Criteria"). The transactions covered by this report include the asset-backed securities transactions that are backed by mortgage loans for which the Asserting Party served as servicer, that were completed on or after January 1, 2006 and that were registered with the SEC pursuant to the Securities Act of 1933 (the "Platform Transactions").

The Asserting Party has assessed its compliance with the Applicable Servicing Criteria for the Reporting Period and has concluded that the Asserting Party has complied, in all material respects, with the Applicable Servicing Criteria as of December 31, 2007 and for the Reporting Period with respect to the Platform Transactions taken as a whole.

Plante & Moran, PLLC, an independent registered public accounting firm, has issued an attestation report on the assessment of compliance with the Applicable Servicing Criteria as of December 31, 2007 and for the Reporting Period as set forth in this assertion.



Mellon Trust of New England, NA, as Servicer

/s/ Stefania Holland
Stefania Holland, Vice President

Date: January 25, 2008



Reg AB Management Assertion YE 2007



BNY Mellon Center, 201 Washington, Boston, MA 02108